Gibraltar Acquires Package Concierge, Inc. to Accelerate Presence
in Rapidly Growing Package Delivery Locker Market
Buffalo, NY, February 28, 2017 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets, today announced that it has acquired privately held Package Concierge®, the leading provider of multifamily electronic package delivery locker systems in the U.S. for $20 million in an all-cash transaction. Package Concierge® is the exclusive reseller of Gibraltar’s ExpressLocker™ centralized parcel storage system into the multifamily residential market. The acquisition is expected to be accretive beginning in 2018 following integration and growth investments in 2017.
“Package Concierge® is the clear market leader in the multifamily segment and through the acquisition of Package Concierge®, we plan to accelerate Gibraltar’s presence in the overall fast-growing Package Delivery Locker market,” said Gibraltar Chief Executive Officer Frank Heard. “Package Concierge’s proprietary software/hardware solution and deep understanding of the multifamily market, coupled with our current ExpressLocker™ product, provide Gibraltar with a distinct competitive advantage. We welcome the Package Concierge® team to Gibraltar and look forward to working together to capitalize on many exciting opportunities in this market.”
“Gibraltar has a long history in postal delivery products, and our team at Package Concierge® is excited to combine our mutual strengths and expertise to fast track our presence in the growing Package Delivery Locker market,” said Package Concierge® Chief Executive Officer Georgiana W. Oliver. “As part of the Gibraltar family of businesses, we will expand further on our capabilities to provide this valuable amenity to other market verticals in need of secure and convenient package delivery solutions as a result of rapid eCommerce growth.”
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America, and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
Kenneth Smith, Chief Financial Officer, 716.826.6500 ext. 3217 kwsmith@gibraltar1.com

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